EXHIBIT 99.1
                                  May 15, 2006


       FLEXIBLE SOLUTIONS ANNOUNCES FIRST QUARTER, 2006 FINANCIAL RESULTS


VICTORIA, B.C., May 15, 2006 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX:
FSI, FRANKFURT: FXT), is the developer and manufacturer of cost effective, environmentally safe, and biodegradable, patented water technologies. FSI's water evaporation control products are used to reduce water loss in arid climates, reduce energy loss from public and private swimming pools and, cause spreading of desired particles across water surfaces. The Company's bio-polymers are utilized in agricultural nutrient uptake, oil industry scale prevention and as suspention agents in the detergent industry. Today the company announced financial results for the first quarter ended March 31, 2006.


Sales in the first quarter, of $2,508,445, were up significantly when compared to sales, of $2,019,581, in the corresponding period a year ago. The result was a net profit of $209,329, or $0.02 per basic weighted average share, in the first quarter, 2006 compared to a net profit of only $54,198, or $0.00 per basic weighted average share, in the first quarter of 2005. Basic weighted average shares used in computing per share amounts for the quarters were 12,981,316 and 11,831,916 respectively.

Mr. Daniel B. O'Brien, CEO, states, "This was a great quarter for FSI yielding significant growth in revenues over Q1, 2005 but, more importantly a 125% increase in operating cash flow*. First quarter, 2006 net income reflects $351,739 of non-cash charges ($204,118 in stock option expense) and, when depreciation and stock option expenses are removed, the Company shows positive operating cash flow* of $561,067 or $0.04 per share. This compares with operating cash flow* of $245,701, or $0.02 of cash per share, in the corresponding three months of 2005. These numbers, along with the retirement of all debt in 2005, reflect a huge forward motion for Flexible Solutions.

*Operating cash flow is a non-GAAP measurement. The method of reconciliation with GAAP measurements is shown in detail below.

The NanoChem division continues to contribute substantially to sales and cash flow and, significant new opportunities have developed to further increase sales in this division. Also, opportunities to synergistically cross sell the products of all FSI divisions continue to generate leads to new business. The swimming pool,Mosquito control and NanoChem divisions are cooperating to increase utilization of the Peru, Illinois factory thus decreasing costs for the Company as a whole. Note that NanoChem sales are much less seasonal than those of our WaterSavr and Flexible Solutions Ltd divisions which has lead to less volatility in sales figures quarter over quarter. Management will work to reduce seasonality further over time as new marketing opportunities arise.

The following table contains supplemental information regarding income from operations for the three months ended March 31 2006 and 2005. Adjustments to exclude depreciation and stock option expenses are given below. This financial information is a non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the non-GAAP financial measures is as follows:

                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
                      Consolidated Statement of Operations
                          For 3 Months Ended March 31,
                                   (Unaudited)

--------------------------------------------------------------------- -------------------------------------
                                                                                  Unaudited
                                                                      -------------------------------------
                                                                      Three months ended Mar 31
                                                                      --------------------- ---------------
                                                                      2006                  2005
--------------------------------------------------------------------- --------------------- ---------------
Revenue                                                               $ 2,508,445           $  2,019,581
--------------------------------------------------------------------- --------------------- ---------------
Net income (loss) GAAP                                                $   209,329           $     54,198
--------------------------------------------------------------------- --------------------- ---------------
Net income (loss) per common share - basic. GAAP                      $      0.02           $       0.02
--------------------------------------------------------------------- --------------------- ---------------
Weighted average shares used in computing per share amounts -          12,981,316             11,831,916
basic. GAAP
--------------------------------------------------------------------- --------------------- ---------------
Operating Cash flow. NON-GAAP                                         $   561,287(a)        $    245,701(a)
--------------------------------------------------------------------- --------------------- ---------------
Operating Cash flow per share - basic. NON-GAAP                       $      0.04(a)        $       0.02(a)
--------------------------------------------------------------------- --------------------- ---------------
Adjustments                                                           $   351,739(b)        $    191,503(b)
--------------------------------------------------------------------- --------------------- ---------------

      a) Non-GAAP amounts exclude certain non-cash items, depreciation and stock option expenses.
      b)  Amount represents depreciation and stock option expenses.

About Flexible Solutions International

Flexible Solutions International, Inc. (http://www.flexiblesolutions.com/), based in Victoria, British Columbia, is the developer and manufacturer of WaterSavr, the world's first commercially viable water evaporation retardant. FSI is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heatsavr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company's Ecosavr product targets the residential swimming pool market. The Company's NanoChem Solutions, Inc., subsidiary specializes in environmentally friendly, "green chemistry" water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic acid.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

                                  Flexible Solutions International - Head Office
                                                                     Jason Bloom
                                                               Tel: 800.661.3560
                                               Email: Info@flexiblesolutions.com
                                      ###